Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 16, 2021 relating to the financial statements of Marvell Technology, Inc. (formerly Marvell Technology Group Ltd.) and the effectiveness of Marvell Technology, Inc.’s (formerly Marvell Technology Group Ltd.) internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marvell Technology Group Ltd. for the year ended January 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
August 30, 2021